EXHIBIT 4.3


                             CERTIFICATE OF TRUST

                                      OF

                        FIRST AMERICAN CAPITAL TRUST I


     THIS Certificate of Trust of First American Capital Trust I (the "Trust") is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

     1. Name. The name of the business trust formed hereby is First American Capital Trust I.

     2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

     3. Effective Date. This Certificate of Trust shall be effective upon filing.

     IN WITNESS WHEREOF, the undersigned trustees of the Trust have duly executed this Certificate of Trust.

                         WILMINGTON TRUST COMPANY, not in its      individual
                    capacity, but solely as
                         trustee


                         By:     /s/ Donald G. MacKelcan
                              Name:  Donald G. MacKelcan
                              Title: Assistant Vice President


                         Thomas A. Klemens, not in his individual  capacity,
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                    but solely as trustee


                          /s/ Thomas A. Klemens
                              Thomas A. Klemens